EXHIBIT A

JOINT FILING UNDERTAKING

The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated: October 24, 2013		STEELHEAD PARTNERS, LLC

	By:	/s/ Brent Binge
Brent Binge, General Counsel

JAMES MICHAEL JOHNSTON

/s/ Brent Binge
Brent Binge, Attorney-In-Fact for James Michael Johnston

BRIAN KATZ KLEIN

/s/ Brent Binge
Brent Binge, Attorney-In-Fact for Brian Katz Klein

STEELHEAD PARTNERS, LLC

By: STEELHEAD PARTNERS, LLC, its Investment Manager

/s/ Brent Binge
Brent Binge, Authorized Signatory

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